INVESTOR CONTACT: David Dahlstrom ir@hormel.com	MEDIA CONTACT: Media Relations media@hormel.com
HORMEL FOODS REPORTS FOURTH QUARTER
AND FULL-YEAR FISCAL 2023 RESULTS
Company is investing in transformation to accelerate growth as a global branded food company
AUSTIN, Minn. (Nov. 29, 2023) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported fourth quarter and full-year fiscal 2023 results. All comparisons are to the fourth quarter of fiscal 2022 unless otherwise noted.

EXECUTIVE SUMMARY - FISCAL 2023
•Net sales of $12.1 billion
•Operating income of $1.1 billion; adjusted operating income1 of $1.2 billion
•Operating margin of 8.9%; adjusted operating margin1 of 9.8%
•Earnings before income taxes of $1.0 billion; adjusted earnings before income taxes1 of $1.1 billion
•Effective tax rate of 21.8%
•Diluted net earnings per share of $1.45; adjusted diluted net earnings per share1 of $1.61
•Cash flow from operations of $1.0 billion

EXECUTIVE SUMMARY - FOURTH QUARTER
•Net sales of $3.2 billion
•Operating income of $270 million; adjusted operating income1 of $313 million
•Operating margin of 8.4%; adjusted operating margin1 of 9.8%
•Earnings before income taxes of $246 million; adjusted earnings before income taxes1 of $289 million
•Effective tax rate of 20.5%
•Diluted net earnings per share of $0.36; adjusted diluted net earnings per share1 of $0.42
•Cash flow from operations of $319 million

EXECUTIVE COMMENTARY
"In fiscal 2023, we achieved our second consecutive year of net sales in excess of $12 billion, continued to reinvest in the growth of our leading brands, drove strong operating cash flows of $1 billion and returned a record amount of cash to our shareholders in the form of dividends," said Jim Snee, chairman of the board, president and chief executive officer. "Despite challenging operating conditions to end the year, our results were in line with the low end of our revenue and adjusted net earnings per share1 expectations, as a strong finish from our Foodservice segment was offset by pressure in our Retail and International businesses."

"Our Foodservice segment delivered outstanding results throughout the year, leveraging our direct-selling team, operator-focused approach and solutions-based portfolio," Snee said. "In our Retail segment, the team made tremendous progress implementing its new structure, while growing or maintaining market share for many of our leading brands across key categories, including Hormel® Black Label® raw bacon, Planters® snack nuts, Jennie-O® ground turkey, the SPAM® family of products and in our Mexican foods portfolio. Lastly, we further expanded our global presence with an investment in Garudafood in Indonesia. This investment supports the global execution of our entertaining and snacking strategy while enhancing the long-term growth profile of our International business."

"Looking ahead, our teams continue to navigate through a dynamic operating environment characterized by slowing consumer demand, inflationary pressures and headwinds in our turkey business," Snee said. "We expect fiscal 2024 to be a year of investment, consistent with the plan we outlined at our recent investor day. We remain focused on our strategic priorities, executing on our transformation and modernization initiative, fueling our innovation pipeline and exiting the year with momentum in our business segments. I remain confident that we have the right brands, strategy, people and culture to deliver on our commitment to improve our business and drive long-term shareholder returns and growth."

FISCAL 2024 OUTLOOK
For fiscal 2024, the Company expects:
•Net sales growth of 1% to 3%, which assumes volume growth in key categories, higher brand support and innovation, a benefit from incremental pricing actions and current assumptions for raw material input costs;
•Diluted net earnings per share to be $1.43 to $1.57 and adjusted diluted net earnings per share1 to be $1.51 to $1.65.* The Company expects earnings to decline in the first half of the year due to the impact from lower turkey markets, lower volumes in the Retail segment and softness in its China business. The Company expects segment profit growth from all three segments in the back half of the year; and
•A modest benefit to net earnings from its transformation and modernization initiative.

	Fiscal 2024 Outlook	Fiscal 2023
Net Sales	$12.2 - $12.5 billion	$12.1 billion
Adj. Diluted Net Earnings per Share[1]	$1.51 - $1.65*	$1.61
Effective Tax Rate	21.0 - 23.0%	21.8%
*Adjusted diluted net earnings per share1 excludes the estimated impact of $0.08 per share from one-time and nonrecurring costs associated with the Company's transformation and modernization initiative. Please see discussion of non-GAAP financial measures and a reconciliation of the Company's fiscal year 2024 guidance for estimated adjusted diluted net earnings per share1 at the end of this release.

DIVIDENDS
"Consistent dividend growth remains one of our top priorities," Snee said. "We announced a 3% increase to the dividend for fiscal 2024 to $1.13 per share, representing the 58th consecutive yearly increase to our annual dividend."

Effective Nov. 15, 2023, the Company paid its 381st consecutive quarterly dividend at the annual rate of $1.10 per share.

UPDATE ON STRATEGIC PRIORITIES
The Company updated its six strategic priorities at its recent investor day to better align with its new business segments and support earnings growth over the next three years.

Drive focus and growth in our Retail business: By uniting our leading brands, sales and marketing organizations, and Brand Fuel center of excellence.
•Our brands continued to hold the No. 1 or No. 2 branded share position in more than 40 categories,2 with approximately 84% of U.S. households purchasing Hormel Foods retail products over the last 52 weeks.3
•We grew volume and sales in the marketplace during the fourth quarter of fiscal 2023 for Planters® cashews and mixed nuts, Jennie-O® lean ground turkey, Hormel® Natural Choice® bacon, Chi-Chi's® salsa, and Herdez® guacamole and taco sauce.4

•We delivered another quarter of e-commerce sales growth. Top-performing brands included Planters®, SPAM®, Hormel® Gatherings® and Herdez®.5 In fiscal 2023, e-commerce sales increased 5%.5
•We continued to bring exciting innovation to the marketplace and for the holiday season, including Planters® apple cider donut flavored cashews, Skippy® P.B. Bites featuring Girl Scout Cookie™ inspired flavors, Hormel® Black Label® apple cider bacon, La Victoria® salsa crafted by Francia Raísa and Herdez® habanero hot sauce.

Expand leadership in foodservice: By leveraging our expertise, partnerships and solutions-based portfolio.
•We delivered volume and sales growth during the fourth quarter of fiscal 2023 across our premium offerings, including bacon, breakfast sausage and pizza toppings.6
•We announced another step in our GoFWD evolution, aligning Burke Corporation and Heritage Premium Meats. This combines our customized solutions and distributor-label businesses for the powerhouse brands of Burke Corp., Dan’s Prize and Sadler’s Smokehouse.
•We launched an innovative limited-time product offering, Hormel® Cure 81® pumpkin spice ham, a half-spiral ham infused with a specially formulated pumpkin-spice blend.

Aggressively develop our global presence: By bringing meaningful scale to select global markets.
•In collaboration with a leading convenience store chain in Japan, we celebrated the sale of the 50 millionth SPAM® musubi (grilled SPAM® luncheon meat, rice and edible seaweed) during fiscal 2023.6
•We continued to expand the Skippy® brand internationally, including capturing leading category shares in Mexico7 and the Philippines,8 and increasing sales in Germany.6

Execute our enterprise entertaining & snacking vision: By unlocking the power of our brands across the channels in which we compete.
•We gained household penetration, distribution and dollar share for the Planters® brand in the fourth quarter of fiscal 2023, partially attributed to our new flavored cashews, which attracted new buyers to the cashews category.4
•Hormel® pepperoni — the No. 1 selling brand of pepperoni in the U.S. — gained significant distribution in the dollar channel during the fourth quarter.4 The brand team also partnered with TV personality Adam Richman to celebrate National Pepperoni Pizza Day with the opening of a one-of-a-kind online pop-up shop full of custom items designed to help fans celebrate the holiday in style.

Future-fit our One Supply Chain: By minimizing complexity, reducing cost and investing for growth.
•In continuation of our efforts to transform our turkey business, we are converting the Barron (Wis.) Plant, which currently operates turkey harvest and value-added production lines, into a value-added facility to support growth across our broader portfolio. Harvest operations are expected to cease during the second quarter of fiscal 2024. These actions support a more demand-oriented and optimized turkey portfolio that is better aligned with the changing needs of our customers, consumers and operators, while further decreasing exposure to commodity volatility.

Continue to transform & modernize our Company: By investing in our people, processes, data and technology.
•As detailed at our investor day, we are targeting $200 million-plus in operating income growth by fiscal 2026 from our transformation and modernization initiative across the supply chain and through portfolio optimization.

•We released our 17th annual Global Impact Report in September 2023. The report, available on our corporate website, www.hormelfoods.com, contains information about our progress toward our corporate responsibility, environmental, social and governance goals in fiscal 2022. Additionally, as part of our 20 By 30 goals, we recently had our greenhouse gas (GHG) reduction targets validated by the Science Based Targets initiative. Our commitments include reducing absolute GHG emissions from our operations by at least 50% by 2030 from a 2019 base year and reducing absolute GHG emissions within our supply chain by at least 27.5% within the same time frame.

SEGMENT HIGHLIGHTS – FOURTH QUARTER

Retail
•Volume down 3%
•Net sales down 4%
•Segment profit down 40%; adjusted segment profit1 down 26%

Volume and net sales growth from the value-added meats, emerging brands and bacon verticals was more than offset by declines in the convenient meals and proteins, and snacking and entertaining verticals. In addition to continued recovery across the Jennie-O® turkey portfolio, items such as Applegate® natural and organic meats, Hormel® Black Label® bacon, Chi-Chi's® and La Victoria® salsas, Corn Nuts® products and Hormel® Square Table™ entrees grew volume and net sales during the quarter. Net sales declines continued to be partially attributed to the difficult comparison from high levels of demand for Skippy® spreads last year. A non-cash impairment charge of $28 million was recorded in the fourth quarter, associated with the Justin's® trade name. Adjusted segment profit1 declined due to lower sales, unfavorable mix and increased brand investments.

Foodservice
•Volume up 5%
•Net sales up 2%
•Segment profit up 13%

Volume and net sales for the quarter increased, driven by a significant recovery across the Jennie-O® turkey portfolio and strong demand for premium bacon, pizza toppings and premium breakfast sausage. Additionally, volume and net sales increased for the Cafe H®, Austin Blues® and Hormel® Cure 81® brands. Segment profit increased due to the contribution from higher volumes and improved mix.

International
•Volume up 5%
•Net sales down 12%
•Segment profit down 67%

As anticipated, net sales declined as a result of lower branded export volumes and lower sales in China, primarily related to the retail business. Volume growth was driven by low-margin turkey and commodity fresh pork. Segment profit declined significantly due to continued softness in China and lower branded export demand, partially offset by the contribution from our minority investment in Garudafood.

SELECTED FINANCIAL DETAILS - FISCAL 2023

Income Statement
•Operating margin and adjusted operating margin1 were 8.9% and 9.8%, respectively, compared to 10.5% for the previous year.
•Selling, general and administrative expenses as a percent of net sales, and adjusted selling, general and administrative expenses as a percent of net sales1 were 7.8% and 7.1%, respectively, compared to 7.1% last year.
•Advertising investments were $160 million, compared to $157 million last year. The Company continues to support its leading brands in the marketplace.
•The effective tax rate was 21.8%, compared to 21.7% last year.

Cash Flow Statement
•Cash flow from operations was $1.0 billion.
•Dividends paid to shareholders were a record $593 million.
•Capital expenditures were $270 million, compared to $279 million last year. During the year, the Company invested in capacity expansions for pepperoni and the SPAM® family of products. The target for capital expenditures in fiscal 2024 is $280 million.

•Share repurchases for fiscal 2023 totaled $12 million, representing 0.3 million shares purchased. The Company has the capacity to repurchase approximately 3.7 million shares under its current authorization.
•Depreciation and amortization expense was $253 million. The full-year expense for fiscal 2024 is expected to be approximately $250 million.

Balance Sheet
•The Company remains in a strong financial position with ample liquidity, a conservative level of debt and consistent cash flows.
•Cash on hand decreased to $737 million from $982 million at the beginning of the year.
•Inventories are $1.7 billion, a decrease of $36 million from the beginning of the year.
•During fiscal 2023, the Company purchased from various minority shareholders a 30% common stock interest in PT Garudafood Putra Putri Jaya Tbk (Garudafood), a food and beverage company in Indonesia. This investment expands the Company's presence in Southeast Asia and supports the global execution of the snacking and entertaining strategic priority. The Company obtained this Garudafood interest for a purchase price of $426 million, including associated transaction costs. The Company funded this transaction with cash on hand.
•Total long-term debt, including current maturities, is $3.3 billion, unchanged from last year.

PRESENTATION
A conference call will be webcast at 8 a.m. CST on Nov. 29, 2023. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-259-6580 and providing the access code 36936676. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CST, Nov. 29, 2023, and will remain on the website for one year.
ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The Company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three years, is one of Fortune magazine's most admired companies, has appeared on the "100 Best Corporate Citizens" list by 3BL Media 13 times, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The Company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; potential disruption of operations, including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; failure to realize anticipated cost savings or operating efficiencies associated with strategic initiatives; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company's reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.
END NOTES
1COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES

Fourth Quarter and Year-end Results
The non-GAAP financial measures of adjusted selling, general and administrative expenses as a percent of net sales, adjusted operating income, adjusted operating margin, adjusted earnings before income taxes, adjusted diluted net earnings per share, and adjusted segment profit are presented to provide investors with additional information to facilitate the comparison of past and present operations. Adjusted selling, general and administrative expenses as a percent of net sales excludes the impact of an adverse arbitration ruling and certain costs associated with the transformation and modernization initiative. Adjusted operating income, adjusted operating margin, adjusted earnings before income taxes, and adjusted diluted net earnings per share excludes the impact of an adverse arbitration ruling, impairment charges associated with the Justin's® trade name and a corporate venturing investment, and costs associated with the transformation and modernization initiative. The tax impact was calculated using the effective tax rate for the quarter in which the expense was incurred. The non-GAAP financial measure of adjusted segment profit for the Retail segment excludes the impact of a non-cash impairment charge associated with the Justin's® trade name.

The Company believes these non-GAAP financial measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP financial measures.

	Fourth Quarter Ended
	October 29, 2023			October 30, 2022
In thousands, except per share amounts	GAAP	Non-GAAP Adjustments	Non-GAAP	Reported GAAP	Non-GAAP % Change
Net Sales	$3,198,079	$—	$3,198,079	$3,283,475	(2.6)
Cost of Products Sold	2,683,655	(944)	2,682,711	2,717,058	(1.3)
Gross Profit	514,425	944	515,368	566,417	(9.0)
Selling, General, and Administrative	216,546	(6,726)	209,820	206,487	1.6
Equity in Earnings of Affiliates	541	6,985	7,526	7,234	4.0
Goodwill and Intangible Impairment	28,383	(28,383)	—	—	—
Operating Income	270,037	43,038	313,074	367,164	(14.7)
Interest and Investment Income (Expense)	(5,872)	—	(5,872)	7,933	(174.0)
Interest Expense	18,360	—	18,360	17,602	4.3
Earnings Before Income Taxes	245,805	43,038	288,843	357,495	(19.2)
Provision for Income Taxes	50,322	8,822	59,145	77,484	(23.7)
Net Earnings	195,483	34,216	229,698	280,011	(18.0)
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(452)	—	(452)	128	(454.6)
Net Earnings Attributable to Hormel Foods Corporation	$195,935	$34,216	$230,150	$279,883	(17.8)

Diluted Net Earnings Per Share	$0.36	$0.06	$0.42	$0.51	(17.2)

Operating Margin (% of Net Sales)	8.4		9.8	11.2

	Fiscal Year Ended
	October 29, 2023			October 30, 2022
In thousands, except per share amounts	GAAP	Non-GAAP Adjustments	Non-GAAP	Reported GAAP	Non-GAAP % Change
Net Sales	$12,110,010	$—	$12,110,010	$12,458,806	(2.8)
Cost of Products Sold	10,110,169	(944)	10,109,225	10,294,120	(1.8)
Gross Profit	1,999,841	944	2,000,785	2,164,686	(7.6)
Selling, General, and Administrative	942,167	(76,726)	865,441	879,265	(1.6)
Equity in Earnings of Affiliates	42,754	6,985	49,739	27,185	83.0
Goodwill and Intangible Impairment	28,383	(28,383)	—	—	—
Operating Income	1,072,046	113,038	1,185,083	1,312,607	(9.7)
Interest and Investment Income	14,828	—	14,828	28,012	(47.1)
Interest Expense	73,402	—	73,402	62,515	17.4
Earnings Before Income Taxes	1,013,472	113,038	1,126,509	1,278,103	(11.9)
Provision for Income Taxes	220,552	24,012	244,565	277,877	(12.0)
Net Earnings	792,920	89,026	881,945	1,000,226	(11.8)
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(653)	—	(653)	239	(372.7)
Net Earnings Attributable to Hormel Foods Corporation	$793,572	$89,026	$882,597	$999,987	(11.7)

Diluted Net Earnings Per Share	$1.45	$0.16	$1.61	$1.82	(11.4)

Selling, General, and Administrative Expenses as a Percent of Net Sales	7.8		7.1	7.1
Operating Margin (% of Net Sales)	8.9		9.8	10.5

	Fourth Quarter Ended
	October 29, 2023			October 30, 2022
In thousands	GAAP	Non-GAAP Adjustments	Non-GAAP	Reported GAAP	Non-GAAP % Change
Segment Profit
Retail	$118,660	$28,383	$147,043	$198,852	(26.1)
Foodservice	167,571	—	167,571	148,203	13.1
International	9,511	—	9,511	28,810	(67.0)
Total Segment Profit	295,743	28,383	324,126	375,865	(13.8)
Net Unallocated Expense	49,485	(14,655)	34,830	18,498	88.3
Noncontrolling Interest	(452)	—	(452)	128	(454.6)
Earnings Before Income Taxes	$245,805	$43,038	$288,843	$357,495	(19.2)

Forward-looking U.S. GAAP to Non-GAAP Measures
Our fiscal 2024 outlook for adjusted diluted net earnings per share is a non-GAAP financial measure that excludes, or has otherwise been adjusted for, items impacting comparability, including estimated charges associated with the transformation and modernization initiative.

The table below shows the calculations to reconcile from the estimated fiscal 2024 GAAP measure to the estimated non-GAAP adjusted measure.

	Fiscal Year
	2024 Outlook	2023 Results
Diluted Net Earnings per Share	$1.43 - $1.57	$1.45
Arbitration Ruling	—	$0.10
Non-cash Impairment Charges	—	$0.05
Transformation and Modernization Initiative(A)	$0.08	$0.01
Adjusted Diluted Net Earnings per Share	$1.51 - $1.65	$1.61

(A) Since the strategic investments in the transformation and modernization initiative are expected to cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the Company's underlying operating performance, the Company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the Company's operations and is useful for period-over-period comparisons.

END NOTES (CONTINUED)
2Circana 52 weeks ending 11/5/2023 – MULO; SPINS 52 weeks ending 11/5/2023
3Circana Scan Panel, Total US All Outlet, 52 weeks ending 11/5/2023
4Circana Total US MULO;13 weeks ending 11/5/2023 vs YAG
5Retailer POS aggregated (Walmart, Kroger, Instacart, Amazon, Amazon Fresh, Target), latest 12 and 52 weeks ending 10-29-23 vs YAG
6Internal Data
7NielsenIQ Retail Measurement, MX-Hormel-Untables-ST, Entire Dataset, YTD 10/29/2023
8Kantar, Total Channels, Total Peanut Butter, Total Philippines, 52 weeks ended 9/10/2023

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited

	Fourth Quarter Ended
In thousands	October 29, 2023	October 30, 2022	% Change
Volume (lbs.)
Retail	788,030	810,044	(2.7)
Foodservice	279,288	266,447	4.8
International	88,128	83,999	4.9
Total Volume (lbs.)	1,155,445	1,160,490	(0.4)

Net Sales
Retail	$1,983,253	$2,066,454	(4.0)
Foodservice	1,032,353	1,009,672	2.2
International	182,474	207,350	(12.0)
Total Net Sales	$3,198,079	$3,283,475	(2.6)

Segment Profit
Retail	$118,660	$198,852	(40.3)
Foodservice	167,571	148,203	13.1
International	9,511	28,810	(67.0)
Total Segment Profit	295,743	375,865	(21.3)
Net Unallocated Expense	49,485	18,498	167.5
Noncontrolling Interest	(452)	128	(454.6)
Earnings Before Income Taxes	$245,805	$357,495	(31.2)

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited

	Year Ended
In thousands	October 29, 2023	October 30, 2022	% Change
Volume (lbs.)
Retail	3,055,393	3,245,625	(5.9)
Foodservice	1,026,772	1,027,124	—
International	329,573	331,421	(0.6)
Total Volume (lbs.)	4,411,738	4,604,169	(4.2)

Net Sales
Retail	$7,749,039	$7,987,598	(3.0)
Foodservice	3,639,492	3,691,408	(1.4)
International	721,479	779,799	(7.5)
Total Net Sales	$12,110,010	$12,458,806	(2.8)

Segment Profit
Retail	$577,690	$721,832	(20.0)
Foodservice	595,682	547,686	8.8
International	55,234	107,642	(48.7)
Total Segment Profit	1,228,606	1,377,161	(10.8)
Net Unallocated Expense	214,482	99,297	116.0
Noncontrolling Interest	(653)	239	(372.7)
Earnings Before Income Taxes	$1,013,472	$1,278,103	(20.7)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Fourth Quarter Ended		Year Ended
In thousands, except per share amounts	October 29, 2023	October 30, 2022	October 29, 2023	October 30, 2022
Net Sales	$3,198,079	$3,283,475	$12,110,010	$12,458,806
Cost of Products Sold	2,683,655	2,717,058	10,110,169	10,294,120
Gross Profit	514,425	566,417	1,999,841	2,164,686
Selling, General, and Administrative	216,546	206,487	942,167	879,265
Equity in Earnings of Affiliates	541	7,234	42,754	27,185
Goodwill and Intangible Impairment	28,383	—	28,383	—
Operating Income	270,037	367,164	1,072,046	1,312,607
Interest and Investment Income (Expense)	(5,872)	7,933	14,828	28,012
Interest Expense	18,360	17,602	73,402	62,515
Earnings Before Income Taxes	245,805	357,495	1,013,472	1,278,103
Provision for Income Taxes	50,322	77,484	220,552	277,877
Effective Tax Rate	20.5%	21.7%	21.8%	21.7%
Net Earnings	195,483	280,011	792,920	1,000,226
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(452)	128	(653)	239
Net Earnings Attributable to Hormel Foods Corporation	$195,935	$279,883	$793,572	$999,987

Net Earnings Per Share:
Basic	$0.36	$0.51	$1.45	$1.84
Diluted	$0.36	$0.51	$1.45	$1.82

Weighted-average Shares Outstanding:
Basic	546,517	546,213	546,421	544,918
Diluted	548,249	550,135	548,982	549,566

Dividends Declared per Share	$0.275	$0.260	$1.100	$1.040

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited

In thousands	October 29, 2023	October 30, 2022
Assets
Cash and Cash Equivalents	$736,532	$982,107
Short-term Marketable Securities	16,664	16,149
Accounts Receivable	817,391	867,593
Inventories	1,680,406	1,716,059
Taxes Receivable	7,242	7,177
Prepaid Expenses and Other Current Assets	39,014	48,041
Total Current Assets	3,297,249	3,637,125

Goodwill	4,928,464	4,925,829
Other Intangibles	1,757,171	1,803,027
Pension Assets	204,697	245,566
Investments In Affiliates	725,121	271,058
Other Assets	370,252	283,169
Net Property, Plant, and Equipment	2,165,818	2,141,146
Total Assets	$13,448,772	$13,306,919

Liabilities and Shareholders' Investment
Accounts Payable	$771,397	$816,604
Accrued Expenses	51,679	58,801
Accrued Marketing Expenses	87,452	113,105
Employee Related Expenses	263,330	279,072
Interest and Dividends Payable	172,178	163,963
Taxes Payable	15,212	32,925
Current Maturities of Long-term Debt	950,529	8,796
Total Current Liabilities	2,311,776	1,473,266

Long-term Debt Less Current Maturities	2,358,719	3,290,549
Pension and Post-retirement Benefits	349,268	385,832
Deferred Income Taxes	498,106	475,212
Other Long-term Liabilities	191,917	141,840
Accumulated Other Comprehensive Loss	(272,252)	(255,561)
Other Shareholders' Investment	8,011,237	7,795,780
Total Liabilities and Shareholders' Investment	$13,448,772	$13,306,919

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	Fourth Quarter Ended		Year Ended
In thousands	October 29, 2023	October 30, 2022	October 29, 2023	October 30, 2022
Operating Activities
Net Earnings	$195,483	$280,011	$792,920	$1,000,226
Depreciation and Amortization(A)	68,851	62,403	253,311	235,885
Decrease (Increase) in Working Capital	(45,386)	(101,510)	(124,758)	(371,792)
Other	100,143	130,914	126,375	270,657
Net Cash Provided by (Used in) Operating Activities	319,091	371,820	1,047,847	1,134,977

Investing Activities
Net (Purchase) Sale of Securities	7	1,196	(42)	2,493
Purchases of Property, Plant, and Equipment	(101,681)	(89,735)	(270,211)	(278,918)
Proceeds from (Purchases of) Affiliates and Other Investments	(514)	(5,871)	(427,709)	2,404
Other	1,132	8,199	8,418	15,985
Net Cash Provided by (Used in) Investing Activities	(101,055)	(86,210)	(689,544)	(258,037)

Financing Activities
Proceeds from Long-term Debt	—	—	1,980	—
Repayments of Long-term Debt and Finance Leases	(2,243)	(2,174)	(8,827)	(8,673)
Dividends Paid on Common Stock	(150,372)	(141,916)	(592,932)	(557,839)
Share Repurchase	—	—	(12,303)	—
Other	3,529	1,869	12,018	79,827
Net Cash Provided by (Used in) Financing Activities	(149,086)	(142,221)	(600,064)	(486,684)
Effect of Exchange Rate Changes on Cash	(1,541)	(11,625)	(3,814)	(21,679)
Increase (Decrease) in Cash and Cash Equivalents	67,409	131,763	(245,575)	368,577
Cash and Cash Equivalents at Beginning of Period	669,124	850,344	982,107	613,530
Cash and Cash Equivalents at End of Year	$736,532	$982,107	$736,532	$982,107

(A)    During the fourth quarter of fiscal 2023, amortization related to operating leases and debt issuance costs were reclassified from depreciation and amortization to separate line items to add clarity. Prior year reclassifications were made to conform to the current year presentation.